PARTICIPANTS

Corporate Participants

Zivi R. Nedivi – President, Chief Executive Officer & Director

Michael Bielonko – CFO, Secretary, Treasurer & Head-Media Relations

Other Participants

Jim P. McIlree – Managing Director, Dominick & Dominick Securities

Paul Johnson – Managing Member, Nicusa Capital Partners LP

MANAGEMENT DISCUSSION SECTION

Operator: Good morning. And welcome to Cyalume Technologies Holdings 2012 Third Quarter Earnings Conference Call. With us today, are Mr. Zivi Nedivi, President and Chief Executive Officer; and Mr. Michael Bielonko, Chief Financial Officer. After management’s prepared remarks, there will be a question-and-answer session.

Before we continue, I’d like to remind our listeners, this conference call may include items of a forward-looking nature with respect to certain securities regulations. We refer you to the forward-looking statement disclaimers made in the 10-K and 10-Q filings with the Securities and Exchange Commission, as well as those forward-looking statements made in the Company’s press releases.

I’d now like to turn the call over to Mr. Zivi Nedivi, Chief Executive Officer of Cyalume Technologies. Go ahead, Sir.

Zivi R. Nedivi, President, Chief Executive Officer & Director

Thank you. Hello, everyone and thank you for joining. I will make a few remarks and then turn the call over to Mike Bielonko to review the numbers, and then we will take your questions. I’m glad to report we are on track to achieving our objectives for this year, as defined in our previous calls, since I came onboard in April. We are achieving traction and realizing the benefits of our restructuring and efforts of the last two quarters. I have expected several difficult quarters until we can demonstrate the results of these efforts and I’m very glad, we could actually begin to make them evident in this calendar year. As part of our housecleaning and preparation for future growth, it was necessary to reevaluate all assets on our balance sheet, tangible or not, and make sure their value is assessed correctly.

As such, this required us to write off a substantial dollar amount this quarter, but in no way should this overshadow our progress. We are not out of the woods, and have yet to complete this challenging period of budget cuts, military reductions in trying economic times, but I’m encouraged by having overcome several challenges in this quarter and I’m confident of our ability to continue this trend in the fourth quarter.

Let me now turn it over to Mike to discuss the numbers.

Michael Bielonko, CFO, Secretary, Treasurer & Head-Media Relations

Thank you, Zivi. Good morning everyone. First, let me apologize for the delay in filing of our Form 10-Q as of the close of business last night, we did not complete our electronic tagging, that process will be wrapped up this morning and we will be filing our 10-Q later today.

Now, in terms of the business, total revenues for the third quarter of 2012 were approximately $10.1 million, representing an increase of approximately $1.5 million over the third quarter of 2011. While we’ve seen recent improvements in sales in the military non-ammunition category, the improvement over the prior year was mostly due to the two acquisitions we made in the second half of 2011. Nonetheless, our third quarter revenues increased over the second quarter of this year by approximately $1.2 million, due to increased sales in the military non-ammunition category.

For this category, the military non-ammunition category, our third quarter revenues of $6.7 million were $0.9 million higher than the prior year and $1.6 million higher than the second quarter. The improvement over the prior year was due to increased U.S. military purchases of chemical light sticks and revenues from training and simulation products, a business which we acquired last December. Revenues for this business was $0.7 million for the third quarter versus $0.8 million for the second quarter.

Our ammunition revenues of $0.5 million for the third quarter were down from both the third quarter of the prior year and the second quarter of this year. Sales under the original contract through Rheinmetall with the Marine Corp for the 40 millimeter high-velocity training round were essentially completed in the third quarter. Ammunition revenues will be nominal in our fourth quarter as our newest training round the 40 millimeter low-velocity is not expected to enter production until the second quarter of 2013 due to slippage in the contract award process.

Our law enforcement and commercial safety revenues of $0.8 million for the third quarter were down just slightly from both the prior year and the second quarter. Revenues of $2.1 million in the third quarter for our Specialty Products group were $1.7 million higher than the prior year and matched the revenues in the second quarter. The business was acquired August 31, 2011 and thus operated for us for one month in the prior year.

Our gross profit for the third quarter was $4 million, and just marginally higher than the prior year. Our gross profit this year was reduced by the recording of an inventory reserve of $0.55 million for slow moving and obsolete items. Consequently this adversely affected our gross margin, which came in at 39.9%; absent this reserve, our gross margin would have been 45.4%.

And turning to expenses, our combined selling, general and administrative and R&D expenses were approximately $3.4 million for the third quarter, an increase of approximately $0.3 million over the same period of the prior year. The increase in expenses is largely due to the addition of such expenses from the two acquisitions in 2011.

In the quarter just ended, we recorded a goodwill impairment charge of approximately $47 million, plus an impairment charge on other intangible assets of $0.3 million. Recent events including an adverse drop in our stock price and adverse changes in market conditions led us to conclude that it was more likely than not that the fair value of our goodwill and other intangible assets was less than the carrying value.

Beginning in April, we saw the price of our shares instantly dropping to a closing price of $2.34 on August 31. Subsequently, we saw trades at $1.50 on September 27 and $1 per share on October 5.

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Regarding market conditions, we recently learned that the contract for the 40 millimeter high-velocity training round with the Marines will not be extended, and that the army does not plan to purchase this round. In addition, our current expectation is that the military will not be employing our chemical light technology in the new round being developed and expected to go into service around 2015. Consequently, these two factors have led us to significantly reduce our long-term revenue growth expectations for the ammunition category. This forecasted reduction resulted in a significant decrease in projected cash flows which form the basis of our testing for impairment.

In addition, as a result of our assessment of all assets, we also wrote off machinery and equipment of approximately $0.3 million. Consequently, driven by the impairment charges, we’re reporting a quarterly pre-tax loss of approximately $48 million. For the quarter, we had a tax benefit of approximately $0.8 million versus a benefit of $0.1 million in the prior year. The vast majority of our goodwill is not tax deductible, and therefore our tax benefit for this quarter was not impacted by the goodwill impairment.

Let me now turn to the balance sheet, where I’ll discuss balances at September 30 relative to June 30, 2012. Accounts receivable of $4.1 million at September 30 was just slightly down from $4.4 million at June 30 due to timing differences in billings and collections. Inventory at September 30 was approximately $10.7 million, down $1.4 million from the June 30 balance of approximately $12.1 million. Of this decrease approximately $0.55 million was attributable to the inventory reserve that we recorded in the third quarter. However, the balance was due to concerted efforts to reduce the amount of inventory being carried.

Cash at September 30 was approximately $1.7 million, up slightly from the balance of $1.45 million at June 30. In addition, during the quarter we paid down the outstanding balance of $0.9 million on our revolving line of credit and paid down combined accounts payable and accrued expenses to $5.4 million at September 30 from a combined balance of $5.9 million at June 30.

Thank you. This concludes my prepared remarks.

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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Thank you. Our first question comes from Jim McIlree of Dominick & Dominick. Please go ahead.

<Q – Jim McIlree – Dominick & Dominick Securities>: Thank you and good morning. Mike, can you help me understand the military ammo, specifically the 40 millimeter comments that you made, I thought you said that you’re going to have 40 millimeter revenue beginning Q2 of next year, but then later in your comments you were saying that – I think you said that contract won’t be extended, the army is not going to purchase it, and so you made it sound like it’s going to be zero. Can you just help me to understand the timing and magnitudes of what’s going on with that [ph] part (10:14)?

<A – Mike Bielonko – Cyalume Technologies Holdings, Inc.>: Sure. This year, we are actually talking about three different rounds being produced for the military. This year, we’re seeing the exploration of our original contract to Rheinmetall with the Marines for the 40 millimeter high-velocity, and that’s in the process of having played out this year, and that contract will not be renewed.

We have another round that will be going into service with the Marines and that’s the one that we will be starting in the second quarter of next year, that’s for the 40 millimeter low-velocity. The third round, I talked about in relation to the goodwill assessment was a new 40 millimeter non-dud producing round that the military is working on and expecting to have going to service around 2015. So, we’re actually talking about three different rounds, and it’s this round that is expected to go into service in 2015 that I was referring to in the goodwill discussion.

<Q – Jim McIlree – Dominick & Dominick Securities>: Okay, great. That’s very helpful. And the 40 millimeter low-velocity round that starts up in Q2, can you frame what type of revenues that might generate on a quarterly or annual basis?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Jim, this is Zivi. This is a significant contract for us that could generate – that will generate over $4 million a year in revenue. This was a contract that we should have started production on it in Q4 of this year. And we see the slippage as such that we’re not counting on it until the second quarter of next year. But once it’s started, then for the first two, three years, we should see revenues of over $4 million a year from that.

<Q – Jim McIlree – Dominick & Dominick Securities>: Okay. That’s great. That’s – again, that’s very helpful. And then it looks like the military non-ammo business at least has stabilized, does that – am I just imagining that, is that – are we starting to – are we seeing a turn or it’s just at a low level than it’s likely just to stay at this low level for a little bit?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: I think stabilize is the right word, not necessarily as a strategy or a new environment. We do see a continuation and we do see some even ups here and there on this. We don’t see – we don’t anticipate any dramatic change in either direction in the near future.

<Q – Jim McIlree – Dominick & Dominick Securities>: Okay. And then lastly, are there any odd things I should be aware of in the inventories or receivables going forward that would require additional working capital for those accounts or that would allow you to draw some down and generate some cash from those accounts? I guess I’m asking it, are the inventories and receivables kind of at a stable level at the current time as well?

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<A – Mike Bielonko – Cyalume Technologies Holdings, Inc.>: I think with regard to receivables they are. We really don’t have any collectability problems, so they are largely a function of the current month’s revenue when we do our reporting, and I expect those to continue onwards. With regard to inventories, operationally, we’ve begun implementing more aggressive plans to work down that inventory, and free up more cash, and I think you saw some of that during this last quarter. Under our new COO, Dale Brown (sic) Dale Baker (14:20), we have explicit objectives with the production people to drive down that inventory. So, at this point, I would expect that to continue, at this point I can’t quantify it, but we’re actively working on it.

<Q – Jim McIlree – Dominick & Dominick Securities>: Okay. Very good. Thanks a lot. I’ll get back in line.

Operator: Thank you. The next question is from Paul Johnson of Nicusa Capital. Please go ahead.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Thank you. Two questions actually, one for Mike. If I pull out the non-recurring charges, the non-cash charges, looks like you get about a penny-and-a-half profit in the quarter, is that good math?

<A – Mike Bielonko – Cyalume Technologies Holdings, Inc.>: Yeah, reasonably good.

<Q – Paul Johnson – Nicusa Capital Partners LP>: All right. So, profitable quarter, not a lot, but profitable. And then, for Zivi, two questions. What is the – what are the Marine’s going to do for high-velocity 40 millimeter going forward if the current contract [ph] that can (15:14) be renewed?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: We think there will be continuation follow-on program on that. But they are well stocked up, so we don’t see it happening in the next 6 months to 12 months. We think it will come back as a continued contract, and we will get the benefit of it when it does.

<Q – Paul Johnson – Nicusa Capital Partners LP>: It does. I guess if you anticipate the following question is if you guys – I assume they are very happy with what you have delivered to them and when they come back, do you feel comfortable that you are the front runner?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Yes, I think it will be a continuation program. I don’t think it will be out for solicitation.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Got it. And then final question. On the low-velocity that you think will start early next year, spring of next year, that’s through Rheinmetall as well, or is it – that’s your product for the low-velocity, right?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Yes, that’s through Rheinmetall as well.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Okay, perfect. Thank you.

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Thank you.

Operator: Thank you. [Operator Instructions] The next question is from [ph] Antonio Golon (16:23), private investor. Please go ahead.

<Q>: Good morning. Hope you’re doing well? Three questions for Zivi. Zivi, on CyBurst, what’s the status of the product development on that, and do you have any sales projected for it?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: We don’t comment on the progress of our product development.

<Q>: Okay. Do you have any sales on the CyBurst that we can expect in the coming quarter?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: We’re working on it. As I said, again, we don’t comment on anticipated sales on this.

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<Q>: All right. How about [ph] SRI (17:08), the Army National Guard Training, artillery and IED simulation, are you planning on proposing for that?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: We are working on those products to see how we can improve them and how we can get them out and any valid proposal that we think we should participate, we will.

<Q>: Okay. Anything to say on upcoming acquisitions that you might be contemplating?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: No, I don’t comment on that.

<Q>: Thanks.

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: My pleasure.

Operator: Thank you. Our next question is from Jim McIlree of Dominick & Dominick. Please go ahead.

<Q – Jim McIlree – Dominick & Dominick Securities>: Yeah. Thanks, again. So, gross margin ex the charge is around 45% and that seems to be – it seems to be kind of stable around that level. Given potential mix shift going forward, is that still a good gross margin going forward? Or is there a mix shift that might make it higher or lower?

<A – Mike Bielonko – Cyalume Technologies Holdings, Inc.>: I think depending on the product mix, we can expect gross margins between 45% and 50%. It really depends on the mix during the quarter, and I think as we’ve seen in the past, we operate within that range, so...

<Q – Jim McIlree – Dominick & Dominick Securities>: Okay, great. And then on OpEx, just the three accounts, sales and marketing, G&A, and R&D, you’re hanging around [ph] $3.4 million or $3.5 million (18:54) per quarter. Is that a good run rate? Or is there any reason to believe that that’s going to move appreciably upwards or down?

<A – Mike Bielonko – Cyalume Technologies Holdings, Inc.>: I don’t think there is going to be a material movement in that number. We’re in a process now of formulating our business plans and budgets for next year. So, I don’t really have a conclusive answer on that. But I don’t expect a material change in that.

<Q – Jim McIlree – Dominick & Dominick Securities>: Okay, great. And last one, so what’s the plan to accelerate revenue growth? I know that you’re still working on a lot of things. But just broadly speaking, what’s the plan for accelerating revenue growth?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Well, I would say Jim that shifting into product development or how to get products out to market and changing our culture in a way that will allow us to deliver successful products to customers who want them and changing the entire culture of how we go about this is what will bring us additional revenue.

<Q – Jim McIlree – Dominick & Dominick Securities>: And it looks like you’re seeing a little bit of that so far, but is this something where you’re just going to see incremental progress every quarter? Or is there some step function down the road?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: No, I think you’ll see incremental. I do hope that we will be successful eventually both in M&A and in introducing additional areas of growth to the company. But as a standalone basis, we plan to plug along and show continuous improvement.

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<Q – Jim McIlree – Dominick & Dominick Securities>: Great. Okay. Thanks a lot and good luck.

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Thank you.

Operator: [Operator Instructions] It appears we have no further questions. I would like to turn the floor back over to management for any closing remarks.

Zivi R. Nedivi, President, Chief Executive Officer & Director

Thank you everybody for participating. We’re looking forward to hopefully a successful Q4 and I look forward to talking to you following that quarter. Thank you again.

Operator: Thank you. Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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